ISSUER FREE WRITING PROSPECTUS

Dated September 27, 2012

Filed pursuant to Rule 433

Registration Statement No. 333-163069

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
FREE WRITING PROSPECTUS

American Realty Capital New York Recovery REIT, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on November 12, 2009 and the registration statement became effective on September 2, 2010. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated January 17, 2012, and supplements thereto are available on the SEC Web site at
http://sec.gov/Archives/edgar/data/1474464/000114420412002612/v245581_424b3.htm,

http://www.sec.gov/Archives/edgar/data/1474464/000114420412038483/v317815_424b3.htm and

http://www.sec.gov/Archives/edgar/data/1474464/000114420412043604/v320729_424b3.htm.

Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering, will arrange to send you the prospectus and supplements thereto if you request it by calling toll-free 1-877-373-2522.

The article attached as Annex A was originally published online by Multi-Housing News on September 25, 2012. The article included statements made by Michael A. Happel, Executive Vice President and Chief Investment Officer of the Company, solely in his capacity as Chief Investment Officer of the Company.

The article was not prepared or reviewed by the Company prior to publication. Multi-Housing News, the publisher of the article, routinely publishes articles on real estate-related news. Multi-Housing News is not affiliated with the Company and no payment was made nor was any consideration given to Multi-Housing News by or on behalf of the Company in connection with the publishing of the article. Statements in the article that are not attributed directly to Mr. Happel represent the author’s or others’ opinions and are not endorsed or adopted by the Company.

1

Annex A

Sep. 25, 2012

American Realty Capital New York Recovery REIT Acquires Brooklyn Condo

By Keith Loria, Contributing Writer

New York—American Realty Capital New York Recovery REIT Inc. recently purchased The 163 Washington Condominiums, consisting of 50 rental units and a 36-space parking facility in Brooklyn, N.Y., for $31.5 million.

Located at 163 Washington Ave., the 50 rental units contain 41,613 of rentable square feet and is comprised of 49 residential rental units and one commercial unit leased to a daycare company.

“It’s new construction in a modern building, floor to ceiling glass and the finishes are great,” Mike Happel, chief investment officer of ARC New York Recovery REIT, tells MHN. “The building was built under a zoning provision that no longer exists. It’s [no longer] possible for people to build high rises of this nature in this area, so it really stands out for its quality and view.”

The units contain high-end finishes, washers and dryers, floor to ceiling windows and modern appliances. Community wide, the building houses a gymnasium and roof deck available for all residents.

“It’s a modern full-amenity building with fantastic views looking back to Manhattan,” Happel says. “It also has easy subway access for those who might be going back and forth.”

In addition, the property contains a 36-space parking facility and 20 storage units.

“This is our first multifamily purchase in New York City,” Happel says. “Our other acquisitions have been a mix of retail and office and we would certainly like to grow our multifamily portfolio—this is a starting point for that.”

The building is located in the Clinton Hill area, which contains the Pratt Institute and is a hotbed of activity for young professionals. Over the past few years, many restaurants and retail stores have moved in to take advantage of the growing population.

“There is a shortage of Class A apartments in this area, which is evolving and transforming in a positive way,” Happel says. “Really, the whole Clinton Hill area is continuing to improve, and there aren’t a lot of rental units available of this quality to meet the demand.”

A&E Real Estate Holdings, which sold The 163 Washington Condominiums to American Realty Capital New York Recovery REIT, will remain to manage the property.

“This is our first partnership with A&E, who was the existing owner of the building,” Happel says. “They are also an experienced multifamily owner operator in the New York City area and we elected to have them stay in and partner with us as property manager.

The purchase increases the total size of the company’s portfolio to 12 properties valued at $213.1 million.

“Our company is focused on buying high quality commercial real estate in the five boroughs of New York City,” Happel says. “This acquisition fits well with our overall strategy.”

At the time of the sale, the 50 rental units were 80.2 percent leased.